OnDeck Reports Second Quarter 2020 Financial Results

•	Net income* of $2.2 million, $0.04 per diluted share

•	Adjusted Net income* of $13.6 million, $0.23 per diluted share

•	Exceeded second quarter operating expense savings target

•	Reduced portfolio delinquency from peak level in April

•	Executed amendments of key debt facilities

•	Began originating new term loans and lines of credit in June after pause in May

NEW YORK, July 28, 2020 /PRNewswire/ -- OnDeck® (NYSE: ONDK), the leader in online lending for small business, today announced second quarter 2020 Gross Revenue of $80.5 million, Net income of $2.2 million, and Adjusted Net income of $13.6 million.

"The ongoing COVID-19 pandemic is placing unprecedented pressure on small businesses in the U.S. and around the globe. After curtailing originations in May, I am pleased that we are once again providing vital financing to our small business clients through our term loan and line of credit products, with a credit strategy calibrated to the new environment,” said Noah Breslow, chief executive officer. “We reported a second quarter profit, substantially increased the proportion of customers in paying relationships, amended several of our debt facilities, and significantly reduced our operating expense base. We continue to take actions to position the company for growth and success when the pandemic abates.”

Review of Financial Results for the Second Quarter of 2020

Net income was $2.2 million, or $0.04 per diluted share, compared to a Net loss of $59.0 million, $0.94 per diluted share, in the prior quarter and Net income of $4.3 million, or $0.05 per diluted share, in the year-ago period.

Adjusted Net income was $13.6 million, or $0.23 per diluted share, compared to an Adjusted Net loss of $57.6 million, or $0.92 per diluted share, in the prior quarter and Adjusted Net income of $6.9 million, or $0.09 per diluted share, in the year-ago period. Adjustments in the second quarter include a goodwill impairment charge of $6.4 million, restructuring charge of $2.8 million and stock-based compensation of $2.2 million.

Loans and finance receivables decreased $390 million, or 30%, sequentially and $306 million, or 25%, from a year ago to $901 million reflecting strong portfolio collections, including a higher than expected level of prepayments, and a sharp pullback in loan originations. Origination volume of $66 million decreased 89% from the prior and year-ago quarters reflecting our decision to temporarily suspend originating new term loans and lines of credit. Lines of credit accounted for 23% of total loans and finance receivables at quarter-end, down from 24% at March 31, 2020 and up from 20% a year ago.

Gross Revenue of $80.5 million was down 27% from the prior and year-ago quarters largely due to portfolio and yield contraction. Portfolio Yield of 28.4% decreased from 33.3% in the prior quarter and 35.0% in the year-ago quarter primarily reflecting COVID related impacts. Other revenue decreased from the prior periods reflecting reduced business activity, partially mitigated by fees earned from facilitating Paycheck Protection Program loans.

Interest expense decreased from the prior and year-ago quarters to $10.3 million as debt balances declined at a level commensurate with portfolio run-off. The Cost of Funds Rate of 4.6% improved from 4.8% in the prior quarter and 5.5% in the year-ago quarter primarily reflecting lower market interest rates.

Net Interest Margin declined to 21.5%, as the benefit from the lower Cost of Funds Rate was more than offset by impacts from the decline in Portfolio Yield and a higher proportion of average cash in earning assets.

Provision for credit losses was $23.7 million, down from $107.9 million in the prior quarter which included a significant reserve build for COVID-impacted loans, and down from $43.0 million in the year-ago quarter primarily reflecting the significant decrease in origination volume. The Allowance for credit losses decreased $32.1 million from March 31, 2020 to $173.6 million at June 30, 2020, reflecting the realization of expected losses and portfolio pay down, but increased $27.9 million from a year ago due to impacts from COVID-19. The Reserve Ratio was 19.6% at June 30, 2020, up from 16.3% at March 31, 2020 and 12.3% a year ago reflecting portfolio trends. The Net Charge-off Rate increased as expected to 20.9%, as delinquency on the earliest COVID-impacted loans in our portfolio seasoned and were charged off. The 15+ Day Delinquency Ratio increased to 39.5% from 10.3% the prior quarter and 8.5% a year-ago as COVID-impacted loans aged, however, the ratio improved from its peak of 42% in May. Likewise, total U.S. 1+ Day Delinquency increased from prior quarter but declined from its peak of 47% in May to 43% at June 30, 2020. Additionally, the percentage of total U.S. customers who made a payment of at leas

t 25% of the original contractual amount due in the last seven days increased from a low of 75% in April to 87% at June 30, 2020.

Total operating expense of $39.7 million declined $11.4 million from the prior quarter reflecting the actions we took in April to significantly reduce expenses in response to COVID uncertainties. The second quarter expense includes a $2.8 million restructuring charge related to the reduction of approximately 20% of U.S. staff in July, with an expected payback period of approximately one quarter. Excluding the restructuring charge, operating expenses decreased $14.2 million from the prior quarter as the company exceeded its targeted second quarter expense savings. The Efficiency Ratio increased to 49.3% from 46.2% the prior quarter and 47.1% the year-ago quarter, while the Adjusted Efficiency Ratio*, which excludes the restructuring charge, improved to 43.0% from 45.0% the prior quarter and 44.2% the year-ago quarter, as the percentage decline in adjusted operating expenses exceeded the percentage decline in revenue.

We recorded an $11.0 million non-cash goodwill impairment reflecting the entire goodwill recorded when we combined our Canadian businesses with Evolocity during the second quarter of 2019, of which $4.6 million was attributable to non-controlling interests.

We did not record an income tax benefit on the second or first quarter's pre-tax loss due to uncertainties in our 2020 financial forecast related to the COVID-19 pandemic. There was a $1.8 million income tax provision in the year-ago quarter.

Total assets decreased 28% from March 31, 2020 to $969 million driven by a $358 million decrease in net loans and finance receivables resulting from the high level of collections relative to new originations. Total cash and cash equivalents of $150 million was essentially unchanged from March 31, 2020, with the proportion of restricted cash increasing primarily due to the early amortization of our securitization. Debt decreased $364 million from March 31, 2020 to $680 million as cash proceeds from principal and interest collections were primarily used to pay-down debt balances.

Total OnDeck stockholders’ equity of $217 million increased $5 million from the prior quarter primarily reflecting the second quarter 2020 net income and decreased from $314 million a year ago reflecting the net loss and share repurchases over the period. Our diluted share count decreased to 60.1 million from 60.8 million at March 31, 2020 and 79.1 million a year ago. Book value per diluted common share outstanding increased to $3.62 from $3.49 at March 31, 2020 and decreased from $3.98 a year ago.

2020 Outlook

OnDeck withdrew its financial guidance for 2020 on March 23, 2020 and is not providing updated guidance due to the significant and ongoing uncertainties stemming from the COVID-19 pandemic. Our second half 2020 priorities focus on prudently increasing originations, portfolio management, automation and operating efficiency, and funding flexibility. We expect to report a modest net loss in the third quarter reflecting the following trends:

•	Lower revenue reflecting continued, albeit slower, portfolio contraction,

•	Net Interest Margin stabilization,

•	Provision for credit losses consistent with increasing originations and portfolio quality trends, and

•	Operating expenses of approximately $40 million per quarter.

Our Allowance for credit losses and financial outlook for 2020 assume US and global economic activity remains muted throughout the second half of 2020 with a slow recovery commencing in 2021.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) and Adjusted Efficiency Ratio are Non-GAAP financial measures. See "About Non-GAAP Financial Measures."

Conference Call

OnDeck will host a conference call to discuss its second quarter 2020 financial results on July 29, 2020 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, Ken Brause, Chief Financial Officer, and Nick Brown, Chief Risk Of

ficer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 7386363. A live webcast of the call will also be available at https://investors.ondeck.com under the Press, Events & Presentations menu.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans and lines of credit customized for the needs of small business owners. The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly owned subsidiary. OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures

This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net income (loss), Adjusted Net income (loss) per share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding our 2020 outlook and second half 2020 priorities and trends related to revenue, the portfolio, originations, Net Interest Margin, net charge-offs, credit quality, operating expenses, the small business lending and capital market environments, economic conditions and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. The impact of the novel strain of coronavirus SARs-CoV-2, causing the Coronavirus Disease 2019, also known as COVID-19 could cause or contribute to such differences. The COVID-19 health crisis is fast moving and complex, creating material risks and uncertainties that cannot be predicted with accuracy. Other important factors that could cause or contribute to such differences, include the following, many of which may be exacerbated due to the impact of COVID-19: (1) our ability to achieve consistent profitability in the future in light of our prior loss history and competition; (2) our growth strategies or changes to our near-term priorities resulting from COVID-19-related factors, including the introduction of new products or features, expanding our platform to other lenders through ODX and maintaining ODX’s current clients, expansion into international markets, business development, suspension of equipment financing and our ability to effectively manage and fund our growth; (3) possible future acquisitions of complementary assets, businesses, technologies or products with the goal of growing our business, and the integration of any such acquisitions; (4) any material reduction in our interest rate spread and our ability to successfully mitigate this risk through interest rate hedging or raising interest rates or other means; (5) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (6) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (7) our ability to accurately assess creditworthiness and forecast and reserve for loan losses; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) incorrect or fraudulent information provided to us by customers causing us to misjudge their qualifications to receive a loan; (10) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (11) our ability to continue to innovate or respond to evolving technological changes and protect our intellectual property; (12) our reputation and possible adverse publicity about us or our industry; (13) failure of operating controls, including customer or partner experience degradation, and related legal expenses, increased regulatory cost, significant fraud losses and vendor risk; (14) changes in federal or state laws or regulations, or judicial decisions involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; and (15) risks associated with pursuing a bank charter, and risks associated with either failing to obtain or obtaining a bank charter; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2019, Part II - Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Patrick Cuff
708.846.7827
pcuff@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc. or its subsidiaries.

SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended,			Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest and finance income	$78,308	$106,935	$105,641	$185,243	$211,440
Interest expense	10,291	11,569	11,381	21,860	22,713
Net interest income	68,017	95,366	94,260	163,383	188,727
Provision for credit losses	23,720	107,907	42,951	131,627	86,242
Net interest income (loss), after credit provision	44,297	(12,541)	51,309	31,756	102,485
Other revenue	2,217	3,620	4,605	5,837	8,781
Operating expense:
Sales and marketing	5,473	11,664	13,307	17,137	25,267
Technology and analytics	15,088	16,484	16,681	31,572	33,487
Processing and servicing	5,452	6,689	5,609	12,141	11,098
General and administrative	13,664	16,280	16,353	29,944	30,382
Total operating expense	39,677	51,117	51,950	90,794	100,234
Goodwill Impairment	10,960	—	—	10,960	—
Income (loss) from operations, before provision for income taxes	(4,123)	(60,038)	3,964	(64,161)	11,032
Provision for (Benefit from) income taxes	—	—	1,796	—	3,536
Net income (loss)	(4,123)	(60,038)	2,168	(64,161)	7,496
Less: Net income (loss) attributable to noncontrolling interest	(6,293)	(1,063)	(2,127)	(7,356)	(2,465)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$2,170	$(58,975)	$4,295	$(56,805)	$9,961
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.04	$(0.94)	$0.06	$(0.94)	$0.13
Diluted	$0.04	$(0.94)	$0.05	$(0.94)	$0.13
Weighted-average common shares outstanding:
Basic	58,741,590	62,534,517	76,137,751	60,625,795	75,840,604
Diluted	59,946,591	62,534,517	78,901,601	60,625,795	79,013,757

On Deck Capital, Inc. and Subsidiaries
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended,			Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest and finance income	24.7%	30.9%	32.5%	28.3%	32.8%
Interest expense	3.2%	3.3%	3.5%	3.3%	3.5%
Net interest income:	21.5%	27.6%	29.0%	25.0%	29.3%
Provision for credit losses	7.5%	31.2%	13.2%	20.1%	13.4%
Net interest income (loss), after credit provision:	14.0%	(3.6)%	15.8%	4.9%	15.9%
Other revenue	0.7%	1.1%	1.4%	0.9%	1.4%
Operating expense:
Sales and marketing	1.7%	3.4%	4.1%	2.6%	3.9%
Technology and analytics	4.8%	4.8%	5.1%	4.7%	5.2%
Processing and servicing	1.7%	1.9%	1.7%	1.9%	1.7%
General and administrative	4.3%	4.7%	5.0%	4.6%	4.7%
Total operating expense	12.5%	14.8%	15.9%	13.9%	15.5%
Goodwill Impairment	3.5%	—%	—%	1.7%	—%
Income (loss) from operations, before provision for income taxes	(1.3)%	(17.4)%	1.3%	(9.8)%	1.8%
Provision for (Benefit from) income taxes	—%	—%	0.6%	—%	0.6%
Net income (loss)	(1.3)%	(17.4)%	0.7%	(9.8)%	1.2%
Memo:
Average Interest Earning Assets	$1,271,831	$1,386,501	$1,303,709	$1,313,072	$1,300,864

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$71,659	$121,148	$56,344
Restricted cash	77,930	29,094	40,524
Loans and finance receivables	901,126	1,291,586	1,265,312
Less: Allowance for credit losses	(173,607)	(205,703)	(151,133)
Loans and finance receivables, net	727,519	1,085,883	1,114,179
Property, equipment and software, net	24,629	23,714	20,332
Other assets	66,861	77,339	73,204
Total assets	$968,598	$1,337,178	$1,304,583
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$7,665	$6,804	$6,470
Interest payable	2,043	3,100	2,334
Debt	680,371	1,043,924	914,995
Accrued expenses and other liabilities	52,563	56,834	70,110
Total liabilities	742,642	1,110,662	993,909
Mezzanine equity:
Redeemable noncontrolling interest	6,888	13,112	14,428
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 80,745,115, 80,247,423, and 80,095,061 shares issued and 58,916,996, 58,419,304, and 66,363,555 outstanding at June 30, 2020, March 31, 2020, and December 31, 2019, respectively.	408	406	405
Treasury stock—at cost	(82,503)	(82,503)	(49,641)
Additional paid-in capital	516,892	514,785	513,571
Accumulated deficit	(215,339)	(217,509)	(169,002)
Accumulated other comprehensive loss	(1,985)	(2,923)	(1,333)
Total On Deck Capital, Inc. stockholders' equity	217,473	212,256	294,000
Noncontrolling interest	1,595	1,148	2,246
Total stockholders' equity	219,068	213,404	296,246
Total liabilities, mezzanine equity and stockholders' equity	$968,598	$1,337,178	$1,304,583

Memo:
Unpaid Principal Balance[1]	$883,999	$1,263,364	$1,238,409
Loans and finance receivables[2]	$901,126	$1,291,586	$1,265,312
Interest Earning Assets[3]	$1,050,716	$1,441,828	$1,362,181
Book Value Per Diluted Share	$3.62	$3.49	$4.26

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended,			Average Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Assets
Cash and cash equivalents	$101,836	$64,245	$51,530	$77,597	$48,356
Restricted cash	65,305	38,206	45,677	54,993	47,258
Loans and finance receivables	1,104,690	1,284,050	1,206,503	1,180,482	1,205,250
Less: Allowance for credit losses	(190,512)	(164,840)	(146,612)	(173,672)	(146,002)
Loans and finance receivables, net	914,178	1,119,210	1,059,891	1,006,810	1,059,248
Property, equipment and software, net	24,082	22,159	17,413	23,036	17,064
Other assets	75,287	73,614	58,022	74,038	48,404
Total assets	$1,180,688	$1,317,434	$1,232,533	$1,236,474	$1,220,330
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$6,683	$6,965	$5,120	$6,827	$5,121
Interest payable	2,667	2,621	2,812	2,579	2,718
Debt	891,816	961,977	834,582	910,179	835,926
Accrued expenses and other liabilities	53,300	62,287	63,690	57,932	59,792
Total liabilities	954,466	1,033,850	906,204	977,517	903,557
Mezzanine equity:
Redeemable noncontrolling interest	11,105	13,958	11,634	12,448	6,647
Stockholders’ equity:
Total On Deck Capital, Inc. stockholders' equity	213,852	267,800	310,858	244,908	305,990
Noncontrolling interest	1,265	1,826	3,837	1,602	4,136
Total stockholders' equity	215,117	269,626	314,695	246,510	310,126
Total liabilities, mezzanine equity and stockholders' equity	$1,180,688	$1,317,434	$1,232,533	$1,236,475	$1,220,330

Memo:
Unpaid Principal Balance	$1,081,946	$1,256,429	$1,183,056	$1,155,733	$1,180,831
Loans and finance receivables	$1,104,690	$1,284,050	$1,206,503	$1,180,482	$1,205,250
Interest Earning Assets	$1,271,831	$1,386,501	$1,303,709	$1,313,072	$1,300,864

Supplemental Information
Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended,			Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Originations[5]	$65,573	$591,863	$591,848	$657,437	$1,227,354
Gross Revenue[6]	80,525	110,555	110,246	191,080	220,221
Portfolio Yield[7]	28.4%	33.3%	35.0%	31.4%	35.3%
Cost of Funds Rate[8]	4.6%	4.8%	5.5%	4.8%	5.4%
Net Interest Margin[9]	21.5%	27.6%	29.0%	25.0%	29.3%
Reserve Ratio[10]	19.6%	16.3%	12.3%	19.6%	12.3%
15+ Day Delinquency Ratio[11]	39.5%	10.3%	8.5%	39.5%	8.5%
Net Charge-off Rate[12]	20.9%	15.8%	15.1%	18.4%	13.6%
Efficiency Ratio[13]	49.3%	46.2%	47.1%	47.5%	45.5%
Adjusted Efficiency Ratio14 (a)	43.0%	45.0%	44.2%	44.1%	42.6%
Return on Assets[15]	0.7%	(17.9)%	1.4%	(9.2)%	1.6%
Adjusted Return on Assets16 (a)	4.6%	(17.5)%	2.2%	(7.1)%	2.5%
Return on Equity[17]	4.1%	(88.1)%	5.5%	(46.4)%	6.5%
Adjusted Return on Equity18 (a)	25.5%	(86.0)%	8.8%	(35.9)%	9.8%

	Three Months Ended,			Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Activity in the Allowance for Credit Losses
Allowance for loan losses beginning of period	$205,703	$151,133	$147,406	$151,133	$140,040
+ Provision for credit losses	23,720	107,907	42,951	131,627	86,242
- Gross charge-offs	(62,402)	(55,228)	(49,141)	(117,630)	(88,980)
+ Recoveries	5,883	5,597	4,523	11,480	8,437
- Transition to CECL Adjustment	—	(3,304)	—	(3,304)	—
- Foreign Currency Translation	703	(402)	—	301	—
Allowance for credit losses end of period	$173,607	$205,703	$145,739	$173,607	$145,739

Activity in Loans and Finance Receivables Held for Investment Balances	Three Months Ended,			Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Unpaid Principal Balance beginning of period	$1,263,364	$1,238,409	$1,177,609	$1,238,409	$1,144,954
+ Total originations(b)	65,573	591,863	591,848	657,437	1,227,354
+ Purchase of Loans and finance receivables	—	—	37,454	—	37,454
- Net charge-offs	(56,518)	(49,631)	(44,618)	(106,150)	(80,543)
- Principal paid down	(388,420)	(517,277)	(577,171)	(905,697)	(1,144,097)
Unpaid Principal Balance end of period	883,999	1,263,364	1,185,122	883,999	1,185,122
+ Net deferred origination costs	17,127	28,222	22,487	17,127	22,487
Loans and finance receivables held for investment	901,126	1,291,586	1,207,609	901,126	1,207,609
- Allowance for credit losses	(173,607)	(205,703)	(145,739)	(173,607)	(145,739)
Loans and finance receivables held for investment, net	$727,519	$1,085,883	$1,061,870	$727,519	$1,061,870
(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $8.9 million, $79.7 million, and $95.2 million in the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively and $88.7 million, and $193.7 million, in the six months ended June 30, 2020 and June 30, 2019, respectively

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended,			Six Months Ended,
Reconciliation of Net Income to Adjusted Net Income	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$2,170	$(58,975)	$4,295	$(56,805)	$9,961
Adjustments (after-tax):
Stock-based compensation expense	2,247	1,416	2,581	3,663	5,017
Goodwill Impairment(c)	6,412	—	—	6,412	—
Restructuring Costs	2,802	—	—	2,802	—
Adjusted Net Income (Loss)[19]	$13,631	$(57,559)	$6,876	$(43,928)	$14,978
Adjusted Net Income (Loss) per Share[20]:
Basic	$0.23	$(0.92)	$0.09	$(0.72)	$0.20
Diluted	$0.23	$(0.92)	$0.09	$(0.72)	$0.19
Weighted-average common shares outstanding:
Basic	58,741,590	62,534,517	76,137,751	60,625,795	75,840,604
Diluted	59,946,591	62,534,517	78,901,601	60,625,795	79,013,757
(c) Net of $4.5 million attributable to noncontrolling interest for the three and six months ended June 30, 2020.

	Three Months Ended,			Six Months Ended,
Reconciliation of Return on Assets to Adjusted Return on Assets	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$2,170	$(58,975)	$4,295	$(56,805)	$9,961
Average Total Assets	1,180,688	1,317,434	1,232,533	1,236,474	1,220,330
Return on Assets	0.7%	(17.9)%	1.4%	(9.2)%	1.6%
Adjustments (after-tax):
Stock-based compensation expense	2,247	1,416	2,581	3,663	5,017
Goodwill Impairment(c)	6,412	—	—	6,412	—
Restructuring Costs	2,802	—	—	2,802	—
Adjusted Net Income (Loss)	$13,631	$(57,559)	$6,876	$(43,928)	$14,978
Average Total Assets	1,180,688	1,317,434	1,232,533	1,236,474	1,220,330
Adjusted Return on Assets	4.6%	(17.5)%	2.2%	(7.1)%	2.5%
(c) Net of $4.5 million attributable to noncontrolling interest for the three and six months ended June 30, 2020.

	Three Months Ended,			Six Months Ended,
Reconciliation of Return on Equity to Adjusted Return on Equity	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$2,170	$(58,975)	$4,295	$(56,805)	$9,961
Average OnDeck Stockholders' Equity	213,852	267,800	310,858	244,908	305,990
Return on Equity	4.1%	(88.1)%	5.5%	(46.4)%	6.5%
Adjustments (after-tax):
Stock-based compensation expense	2,247	1,416	2,581	3,663	5,017
Goodwill Impairment(c)	6,412	—	—	6,412	—
Restructuring Costs	2,802	—	—	2,802	—
Adjusted Net Income (Loss)	$13,631	$(57,559)	$6,876	$(43,928)	$14,978
Average OnDeck Stockholders' Equity	213,852	267,800	310,858	244,908	305,990
Adjusted Return on Equity	25.5%	(86.0)%	8.8%	(35.9)%	9.8%
(c) Net of $4.5 million attributable to noncontrolling interest for the three and six months ended June 30, 2020.

	Three Months Ended,			Six Months Ended,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total operating expense	$39,677	$51,117	$51,950	$90,794	$100,234
Gross revenue	80,525	110,555	110,246	191,080	220,221
Efficiency Ratio	49.3%	46.2%	47.1%	47.5%	45.5%
Adjustments (pre-tax):
Stock-based compensation expense	2,247	1,416	3,249	3,663	6,331
Restructuring Costs	2,802	—	—	2,802	—
Operating Expenses Less Noteworthy Items	$34,627	$49,701	$48,701	$84,329	$93,903
Gross revenue	80,525	110,555	110,246	191,080	220,221
Adjusted Efficiency Ratio	43.0%	45.0%	44.2%	44.1%	42.6%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustment items contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure. Amounts may differ due to taxes.

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended,			Six Months Ended,
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Percentage of originations (dollars)
Direct	50%	38%	43%	39%	43%
Strategic Partner	31%	34%	31%	34%	30%
Funding Advisor	19%	28%	26%	27%	27%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding on Loans, plus outstanding advances relating to other finance receivables and the amortized cost of loans purchased from other than our issuing bank partner at the end of the period. It excludes net deferred origination costs, allowance for credit losses and any loans sold or held for sale at the end of the period.
(2)Loans and finance receivables represents the sum of term loans, lines of credit, equipment finance loans and finance receivables.

(3)Interest Earning Assets represents the sum of Loans and finance receivables plus Cash and cash equivalents plus Restricted cash.
(4)Average Balance Sheet line items for the period represent the average of the balance at the beginning of the first month of the period and the end of each month in the period.
(5)Originations represent the total principal amount of Loans made during the period plus the total amount advanced on other finance receivables. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the Unpaid Principal Balance on the existing term loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
(6)Gross Revenue represents the sum of interest and finance income, gain on sales of loans and other revenue.
(7)Portfolio Yield is the rate of return we achieve on Loans and finance receivables outstanding during a period. It is calculated as annualized Interest and finance income on Loans and finance receivables including amortization of net deferred origination costs divided by average loans and finance receivables. Annualization is based on 365 days per year and is calendar day-adjusted.
(8)Cost of Funds Rate is calculated as interest expense divided by average debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(9)Net Interest Margin is calculated as annualized net interest and finance income divided by average Interest Earning Assets. Net interest and finance income represents Interest and finance receivable income less Interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(10)Reserve Ratio is our allowance for credit losses at the end of the period divided by the Unpaid Principal Balance at the end of the period.
(11)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our Loans that are 15 or more calendar days contractually past due and for our finance receivables that are 15 or more payments behind schedule, as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans and finance receivables that are 15 or more calendar days or payments past due includes Loans and finance receivables that are paying and non-paying.
(12)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans and finance receivables in the period, net of recoveries of prior charged-off loans and finance receivables in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(13)Efficiency Ratio is a measure of operating efficiency and is calculated as Total operating expense for the period divided by Gross Revenue for the period.
(14)Adjusted Efficiency Ratio is non-GAAP measure calculated as total operating expense divided by Gross Revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is the most comparable GAAP metric.
(15)Return on Assets is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(16)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net Income (Loss) for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(17)Return on Equity is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(18)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(19)Adjusted Net Income (Loss) is a non-GAAP measure calculated as net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net Income (Loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(20)Adjusted Net Income (Loss) per Share is a non-GAAP measure calculated as Adjusted Net Income (Loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net Income (Loss) per Share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) per Share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.